Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 23, 2004 we acquired all outstanding shares of ZN Vision Technologies AG in exchange for an aggregate of 5,221,454 newly issued shares of our common stock and $493.00 in cash. In addition, we agreed to assume ZN’s employee share option plan, and accordingly have reserved 1,138,546 shares of our common stock for issuance to the plan participants. The aggregate consideration for the acquisition was $31.1 million, based on the per share price of our common stock of $4.32 per share which was the average trading price of Viisage common stock over the five trading days immediately preceding and the two trading days immediately following March 28, 2003, the date the acquisition agreement was signed, as reported on the Nasdaq National Market.

For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, amounts denominated in Euros on ZN’s financial statements have been converted to United States dollars using the exchange rate at the end of the year or the average exchange rate for the appropriate period. In addition, adjustments have been made to present ZN’s financial statements in accordance with generally accepted accounting principles in the United States of America.

On February 14, 2004 we signed a stock purchase agreement and acquired all outstanding shares of Trans Digital Technologies Corporation (TDT) for 5,850,000 newly issued shares of our common stock valued at $5.13 which is the average trading price of Viisage common stock over the five days immediately preceding and the two trading days immediately following February 14, 2004, as reported on the Nasdaq National Market, plus notes and cash valued at $20.3 million resulting in a purchase price of approximately $50.3 million.

On October 5, 2004 we acquired all outstanding shares of Imaging Automation, Inc. (iA) for an aggregate of 3,908,387 newly issued shares of our common stock and approximately $5.0 million in cash and assumption of approximately $2.9 million in debt. The aggregate consideration for the acquisition was approximately $34.2 million, based on the per share price of our common stock of $6.7385 per share which was the average market closing price of Viisage common stock over the 20-day period as of two days prior to the completion of the transaction which approximated the five days immediately preceding and the two trading days immediately following October 5, 2004, as reported on the Nasdaq National Market.

The accompanying unaudited pro forma combined condensed consolidated balance sheet is presented as if the acquisition of iA occurred on September 26, 2004. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the nine months ended September 26, 2004 are presented as if the acquisitions had occurred on January 1, 2003. All material adjustments to reflect the acquisitions are set forth in the column “Pro Forma Adjustments.”

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had Viisage, ZN, TDT and iA been operating as combined entities for the periods presented. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Viisage, ZN, TDT and iA included in our Form 10-K for the year ended December 31, 2003, the ZN merger proxy filed on December 30, 2003, the Form 8-K/A filed on April 29, 2004, the Form 8-K/A filed on June 18, 2004 and included elsewhere in this Form 8-K/A.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands except per share data, unaudited)

	September 26, 2004
	Viisage Technology, Inc. and Subsidiaries	Imaging Automation, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Current assets:
Cash and cash equivalents	$34,363	$41	$(5,000	)(a)	$29,404
Restricted cash	—	1,000	(1,000	)(a)	—
Accounts receivable	18,002	118			18,120
Costs in excess of billings and inventory	3,293	304			3,597
Other current assets	1,176	167			1,343

Total current assets	56,834	1,630	(6,000)		52,464

Property & equipment, net	22,308	183			22,491
Goodwill	61,858	—	30,847	(d)	92,705
Intangible assets, net	21,708	—	5,750	(d)	27,458
Restricted cash	3,000	—	—		3,000
Other assets	1,427	313	2,536	(a)	1,427
			6,211	(b)
			26,337	(c)
			(36,597	)(d)
			1,200	(e)

Total assets	$167,135	$2,126	$30,284		$199,545

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable & accrued expenses	$13,553	$1,631	$1,200	(e)	$16,381
Related party payable	1,385	—			1,385
Current portion of project financing and notes payable	3,968	4,650	(1,750	)(a)	6,868
Current portion of related party notes	10,300	—			10,300
Other current liabilities	894	342			1,239

Total current liabilities	30,100	6,623	(550)		36,173

Project financing and notes payable	4,966	1,714	(1,714	)(a)	4,966
Related party notes	—	—			—
Other liabilities	414	—			414

Total liabilities	35,480	8,337	(2,264)		41,553

Preferred Stock	—	14,757	(14,757	)(b)	—
Common stock	44	—	—		48
			4	(c)
Additional paid-in capital	175,439	11,565	(11,565	)(b)	201,772
			26,333	(c)
Accumulated deficit	(43,828)	(32,533)	32,533	(b)	(43,828)

Total shareholders’ equity	131,655	(6,211)	32,548		157,992

Total liabilities & sharesholders’ equity	$167,135	$2,126	$30,284		$199,545

See accompanying notes to the pro forma condensed consolidated financial statements

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands except per share data, unaudited)

	For the Year Ended December 31, 2003 (j)
	Viisage Technology, Inc.	ZN Vision Technologies AG	Pro Forma Adjustments		Trans Digital Technologies Corp.	Pro Forma Adjustments		Imaging Automation, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$37,371	$1,970	$—		$12,865	$—		$2,669			$54,875
Cost of revenue	27,844	1,157	—		5,410	3,049	(h)	2,134	148	(k)	39,742

Gross margin	9,527	813	—		7,455	(3,049)		535	(148)		15,133
Operating expenses:
Sales and marketing	5,282	2,368	—		111	—		2,468	430	(k)	10,659
Research and development	3,650	2,924	640	(f)	100	—		2,546	803	(k)	10,663
General and administrative	5,110	1,760	—		1,337	—		1,894	245	(k)	10,346

Total operating expenses	14,042	7,052	640		1,548	—		6,908	1,478		31,668

Operating income (loss)	(4,515)	(6,239)	(640)		5,907	(3,049)		(6,373)	(1,626)		(16,535)
Interest income	99	91			56			—			246
Interest expense	(1,068)	—	—		—	(1,300	)(i)	(3,426)	3,206	(l)	(2,588)
Other income	18	—	—		6	—		—			24

Income (loss) before income taxes	(5,466)	(6,148)	(640)		5,969	(4,349)		(9,799)	1,580		(18,853)
Income taxes	(63)	—			(141)			(49)			(253)

Income (loss) before cumulative effect of change in accounting principle	$(5,529)	$(6,148)	$(640)		$5,828	$(4,349)		$(9,848)	$1,580		$(19,106)

Basic and diluted net income (loss) per share	$(0.26)	$(102.47)			$58,280			$(73,453)			$(0.51)

Weighted average basic and diluted shares outstanding	21,445	60	(60 6,360	)(g) (g)	0.10	(0.10 5,850	)(g) (g)	0.134	(0.134 3,908	)(c) (c)	37,563

See accompanying notes to the pro forma condensed consolidated financial statements

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands except per share data, unaudited)

	For the Nine Months Ended September 26, 2004 (j)
	Viisage Technology, Inc.	ZN Vision Technologies AG	Pro Forma Adjustments		Trans Digital Technologies Corp.	Pro Forma Adjustments		Imaging Automation, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$48,442	$53	$—		$2,791	$—		$1,861	$—		$53,147
Cost of revenue	34,613	3	—		1,312	376	(h)	949	111	(k)	37,364

Gross margin	13,829	50	—		1,479	(376)		912	(111)		15,783

Operating expenses:
Sales and marketing	4,659	122	—		40	—		952	322	(k)	6,095
Research and development	2,797	165	39	(f)	39	—		1,789	602	(k)	5,431
General and administrative	6,717	49	—		144	—		1,073	184	(k)	8,167

Total operating expenses	14,173	336	39		223	—		3,814	1,108		19,693

Operating income (loss)	(344)	(286)	(39)		1,256	(376)		(2,902)	(1,219)		(3,910)
Interest income	108	—			—			5	—		113
Interest expense	(1,488)	—	—		(1)	(160	)(i)	(521)	358	(l)	(1,812)
Other income	48	—	—		(13)	—		—	—		35

Income (loss) before income taxes	(1,676)	(286)	(39)		1,242	(536)		(3,418)	(861)		(5,574)
Income taxes	(75)	—			—			(25)			(100)

Net income (loss)	$(1,751)	$(286)	$(39)		$1,242	$(536)		$(3,443)	$(861)		$(5,674)

Basic and diluted net income (loss) per share	$(0.06)	$(4.77)			$12,420			$(25,698)			$(0.12)

Weighted average basic and diluted shares outstanding	29,763	60	(60 6,360	)(g) (g)	0.10	(0.10 5,850	)(g) (g)	0.134	(0.134 3,908	)(b) (c)	45,881

See accompanying notes to the pro forma condensed consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and related notes are unaudited. In the opinion of management, the pro forma financial statements include all adjustments necessary for a fair presentation of the companies’ financial position and results of operations for the periods presented. These financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Viisage, ZN, TDT and iA included in our Form 10-K for the year ended December 31, 2003, the ZN merger proxy filed on December 30, 2003, the Form 8-K/A filed on April 29, 2004, the Form 8-K/A filed on June 18, 2004 and included elsewhere in this Form 8-K/A.

In accordance with the rules and regulations of the SEC, unaudited financial statements may omit or condense information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the financial statements contain disclosures adequate to make the information presented not misleading.

The unaudited pro forma condensed consolidated financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of the combined company.

The unaudited pro forma condensed consolidated financial statements have been prepared on the basis of assumptions relating to the allocation of the consideration paid to the acquired assets and liabilities of ZN, TDT and iA, based on management’s best estimates.

Following is a summary of the preliminary estimate of the total purchase price for iA (in thousands, as of September 26, 2004):

Value of 3,908,387 shares of Viisage common stock issued	$26,337
Liabilities assumed	4,873
Cash paid	5,000
Estimated direct acquisition costs	1,200

$37,410

(1)	Calculated assuming a value of Viisage common stock of $6.74 per share, which was the average market closing price of Viisage common stock over the 20-day period as of two days prior to the completion of the transaction, as reported on the Nasdaq National Market.

Management is in the process of obtaining a final allocation of the purchase price. Based upon the preliminary estimate of fair market values of the assets acquired, the purchase price was allocated for the iA acquisition as follows (in thousands, as of September 26, 2004):

Current assets	$630
Property and equipment	183
Identified intangible assets	5,750
Goodwill	30,847

$37,410

Set forth in the table below is a list of the intangible assets of iA, by category, the preliminary value attributable to, and the amortization period applicable to, each such category. The allocation of the purchase price to specific assets is based upon independent valuations of long-lived assets acquired.

		Est. Useful Life (Years)
Completed technology	$3,210	4
Maintenance and support contracts	1,330	9
Contract backlog	440	1.25
Reseller agreements	130	4
Non-competition agreement	490	2
Corporate tradename and trademark	100	3
Product tradename and trademark	50	4

	$5,750

2. Pro Forma Adjustments

The following pro forma adjustments have been made to the historical financial statements of the combined company based upon assumptions made by management for the purpose of preparing the unaudited pro forma condensed consolidated statements of operation and the pro forma condensed consolidated balance sheet.

(a)	To record the payment of $5.0 million of cash consideration and the release of $1.0 million of restricted cash not included in assets acquired. Also to record the satisfaction of certain debt obligations of iA not assumed by Viisage, which were paid by iA from the cash proceeds.

(b)	To eliminate the equity in iA and related iA shares outstanding.

(c)	To record the issuance of 3.9 million shares of Viisage common stock at $6.74 per share.

(d)	To allocate the iA purchase price to identified intangible assets and goodwill based upon a preliminary estimate of intangible assets acquired. This valuation was performed by our external valuation consultants and will be finalized in 2005.

(e)	To accrue for the estimated costs of the iA transaction. The detail of these estimated expenses are as follows:

Outside consultants	$1,040,000
Legal and Audit	82,437
Other	77,563

$1,200,000

(f)	To record the amortization expense related to the intangible assets identified in the ZN transaction for the full year ended December 31, 2003 and for the period from January 1, 2004 to January 22, 2004 and for the nine months ended September 26, 2004.

(g)	To eliminate the shares of ZN and TDT and record the issuance of shares of Viisage common stock associated with the ZN and TDT transactions.

(h)	To record the amortization expense related to the intangible assets identified in the TDT transaction for the full year ended December 31, 2003 and for the period from January 1, 2004 to February 13, 2004 for the nine months ended September 26, 2004.

(i)	To record interest expense on the note issued to the sole shareholder of TDT in connection with its acquisition for the full year ended December 31, 2003 and for the period from January 1, 2004 to February 13, 2004 for the nine months ended September 26, 2004.

(j)	The full year results presented in the pro forma statement of operations for 2003 include the results of operations of iA for its fiscal year ended September 30, 2003. The nine month results presented in the pro forma statement of operations for 2004 for iA included in this 8-K/A are for the period from January 1, 2004 to September 30, 2004. The pro forma results presented in the pro forma statement of operations for 2004 for ZN and TDT represent the periods prior to the close of each acquisition which was for the period from January 1, 2004 to January 22, 2004 for ZN and from January 1, 2004 to February 13, 2004 for TDT.

(k)	To record amortization expense related to the preliminary identified intangible assets of iA for the full year ended December 31, 2003 and for the nine months ended September 26, 2004, respectively.

(l)	To reduce interest expense to reflect the satisfaction of certain debt obligations of iA not assumed by Viisage, which were paid by iA out of cash proceeds concurrent with the closing of the transaction. Proforma interest expense relates to the $2.9 million of debt assumed by Viisage in the transaction for the year ended December 31, 2003 and for the nine months ended September 26, 2004, respectively.